SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ALTERA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 9, 2006

4:00 p.m.

The annual meeting of stockholders of Altera Corporation, a Delaware corporation, will be held on Tuesday, May 9, 2006, at 4:00 p.m. local time, at Altera’s offices at 101 Innovation Drive, San Jose, California, for the following purposes:

1. To elect directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

2. To approve an amendment to the 2005 Equity Incentive Plan to increase by 10,000,000 the number of shares of common stock reserved for issuance under the plan.

3. To approve an amendment to the 1987 Employee Stock Purchase Plan to increase by 1,000,000 the number of shares of common stock reserved for issuance under the plan.

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2006.

5. To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock at the close of business on March 13, 2006 are entitled to notice of, and to vote at, the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your shares as soon as possible.

You may mark your votes, date, sign, and return the proxy card or voting instruction form. If you have shares registered directly with our transfer agent, Computershare Trust Company, N.A., you may choose to vote those shares via the Internet at Computershare’s voting website (www.computershare.com/expressvote), or you may vote telephonically, within the U.S. and Canada only, by calling Computershare at (800) 652-VOTE (8683) (toll-free).

If your Altera shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may choose to vote those shares via the Internet at ADP Investor Communication Services’ voting website (www.proxyvote.com) or telephonically by calling the telephone number shown on your voting form. See “Voting Via the Internet or By Telephone” in the proxy statement for further details.

For the Board of Directors

ALTERA CORPORATION

Katherine E. Schuelke

Secretary

San Jose, California

April 6, 2006

YOUR VOTE IS IMPORTANT.

PLEASE SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE

AND RETURN IT IN THE ENCLOSED ENVELOPE.

ALTERA CORPORATION

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Altera Corporation, a Delaware corporation, for use at our annual meeting of stockholders to be held on May 9, 2006, or at any adjournment(s), continuation(s), or postponement(s) of the meeting.

We use a number of abbreviations in this proxy statement. We refer to Altera Corporation as “Altera,” or “we,” “us,” or “our.” The term “proxy solicitation materials” includes this proxy statement, as well as the enclosed proxy card. References to “fiscal 2005” means the 2005 fiscal year, which began on January 1, 2005 and ended on December 30, 2005. Our 2005 annual meeting of stockholders is simply referred to as “the annual meeting” or “the meeting.”

Our principal executive offices are located at 101 Innovation Drive, San Jose, California 95134. Our telephone number is (408) 544-7000.

These proxy solicitation materials were mailed on or about April 6, 2006 to all stockholders entitled to vote at the annual meeting.

Our annual report on Form 10-K for fiscal year 2005 accompanies this proxy statement. Upon request, we will provide any exhibit listed in the Form 10-K upon payment of reasonable expenses.

Record Date and Shares Outstanding

Stockholders who owned shares of our common stock at the close of business on March 13, 2006, referred to as the record date, are entitled to notice of, and to vote at, the annual meeting. On the record date, we had 359,076,279 shares of common stock issued and outstanding.

How Your Proxy Will Be Voted

If you complete and submit your proxy, the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals 1, 2, 3 and 4. In addition, if any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the board of directors. We have not received notice of any other matters that may properly be presented at the annual meeting.

Revoking Your Proxy

You may revoke your proxy at any time prior to the date of the annual meeting by: (1) submitting a later-dated vote, in person at the annual meeting, via the Internet, by telephone, or by mail, or (2) delivering instructions to us at 101 Innovation Drive, San Jose, California 95134 to the attention of Katherine E. Schuelke, Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be received prior to the meeting to be effective. Your attendance at the annual meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the annual meeting. If your shares are held in “street name,” you should follow the directions provided by your broker, bank or other nominee regarding how to revoke your proxy.

Voting

Tabulation; Quorum

Each share of common stock outstanding on the record date is entitled to one vote. Cumulative voting is not permitted. Our transfer agent, Computershare Trust Company, N.A., tabulates the votes. A quorum, which is a majority of the outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence or absence of a quorum and to determine whether the requisite majority of voting shares has been obtained.

Treatment of Abstentions; Broker Non-Votes

In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker non-votes in the following manner. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring the approval of a majority of the shares of common stock present and entitled to vote and, therefore, do not have the effect of votes in opposition to such proposals. With respect to Proposals 1, 2, 3, and 4, which require the affirmative vote of a majority of the common stock present and entitled to vote at the annual meeting, broker “non-votes” will have no effect. Because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions will have the same effect as negative votes on Proposals 1, 2, 3, and 4.

Solicitation of Proxies

We will pay for the cost of this solicitation. We have retained the services of Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $8,000, plus reimbursement for out-of-pocket expenses. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

PROPOSAL ONE—ELECTION OF DIRECTORS

As of the date of the annual meeting our board of directors will be comprised of seven members; Charles M. Clough decided not to seek re-election at this year’s annual meeting, and on March 13, 2006, in accordance with our bylaws, the board of directors voted to reduce the number of directors on the board from eight to seven effective as of May 9, 2006, the date of our annual meeting.

The nominating and governance committee of the board of directors has nominated the persons named below for election as directors at the annual meeting. Unless otherwise directed, the proxy holders will vote the proxies received by them for the seven nominees named below. If any of the seven nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next annual meeting of stockholders or until their successors are elected and qualified.

On March 13, 2006, the board of directors voted to amend our by-laws to provide that directors shall be elected by a majority of the votes cast at the annual meeting except in the case of a contested election. A contested election occurs when the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by a plurality of the votes cast. A majority of votes cast means that the number of shares entitled to vote on the election of directors and represented in person or by proxy at such meeting casting their vote “for” a director must exceed the number of such votes cast “against” that director. If a nominee for director, who is serving as a director of the company at the time of the election, does not receive a majority of the votes cast at the annual meeting, such nominee shall tender his or her resignation to the board of directors. The nominating and governance committee shall then make a recommendation to the board of directors as to whether to accept or reject the resignation. The board of directors will act on the nominating and governance committee’s recommendation and publicly disclose its decision and the reasons for it within 90 days from the date that the election results are certified. The director who tenders his or her resignation will not participate in the board’s decision.

The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Position(s) with Altera	Director Since
John P. Daane	42	Chairman of the Board, President, and Chief Executive Officer	2000
Robert W. Reed	59	Vice Chairman of the Board and Lead Independent Director	1994
Robert J. Finocchio, Jr.	54	Director	2002
Kevin McGarity	60	Director	2004
Paul Newhagen	56	Director	1987
William E. Terry	72	Director	1994
Susan Wang	55	Director	2003

There is no family relationship between any of our directors or executive officers.

JOHN P. DAANE joined us as President and Chief Executive Officer in November 2000 and was elected as one of our directors in December 2000. He was elected Chairman of the board of directors in May 2003. Prior to joining us, Mr. Daane spent 15 years at LSI Logic Corporation, a semiconductor manufacturer, most recently as Executive Vice President, Communications Products Group, with responsibility for ASIC technology development and the Computer, Consumer, and Communications divisions.

ROBERT W. REED has served as one of our directors since October 1994 and as our Vice Chairman of the Board since January 2001. In January 2003, he was elected lead independent director. In 1996, Mr. Reed retired from his position as Senior Vice President of Intel Corporation, a semiconductor manufacturer. From 1983 to 1991, Mr. Reed was Intel’s Chief Financial Officer.

ROBERT J. FINOCCHIO, JR. has served as one of our directors since January 2002 and has been a dean’s executive professor at Santa Clara University, Leavey School of Business, since September 2000. Prior to joining us, he served as Chief Executive Officer and President of Informix Corporation, an information management software company, from July 1997 to July 1999 and Chairman of Informix from July 1997 to September 2000. From December 1988 to May 1997, Mr. Finocchio was employed by 3COM Corporation, a global data networking company, where he held various positions, most recently serving as President, 3COM Systems. Mr. Finocchio also serves as a director of Echelon Corporation and Sun Microsystems, Inc.

KEVIN MCGARITY has served as one of our directors since March 2004. From 1988 until 1999, he served as senior vice president of worldwide marketing and sales for Texas Instruments Inc., a diversified semiconductor company. From 1972 until 1988, Mr. McGarity held various sales and marketing roles within

Texas Instruments including five years based in Europe. He has a Bachelor of Science degree in electrical engineering from Marquette University, and is currently a technology consultant to global companies in the semiconductor industry. Mr. McGarity also serves as a director of Fairchild Semiconductor.

PAUL NEWHAGEN, one of our founders, has served as one of our directors since July 1987. In March 1998, Mr. Newhagen retired from his position as our Vice President, Administration, a position he had held since December 1994. From June 1993 to November 1994, he served as a consultant to us. From 1983 to 1993, Mr. Newhagen was our Chief Financial Officer and held various other management positions with us, including Vice President of Finance and Administration, and Secretary. Prior to founding Altera, Mr. Newhagen held various positions at Fairchild Semiconductor.

WILLIAM E. TERRY has served as one of our directors since August 1994. Mr. Terry is a former director and Executive Vice President of the Hewlett-Packard Company, a diversified electronics manufacturing company. In 36 years at Hewlett-Packard, he held a number of senior management positions, including general manager of Hewlett-Packard’s Data Products and Instrument Groups, and subsequently had overall responsibility for the Measurement Systems Sector. He retired from Hewlett-Packard in November 1993. Mr. Terry also serves as a director of Key Tronic Corporation.

SUSAN WANG has served as one of our directors since October 2003. From 1986 to 2002, Ms. Wang served as executive vice president and chief financial officer of Solectron Corporation, a worldwide provider of electronics manufacturing services. Prior to joining Solectron in 1984, she held financial and accounting management positions at Xerox and Westvaco Corporations. She started her career at PricewaterhouseCoopers and is a certified public accountant. Ms. Wang also serves as a director of Avanex Corporation, Calpine Corporation, and Nektar Therapeutics.

Vote Required and Board of Directors’ Recommendation

Those nominees who receive a majority of the votes cast shall be elected as directors. Any nominee who does not receive a majority of the votes cast shall tender his or her resignation to the board of directors, and the board of directors shall act on such resignation as specified above. Our board of directors recommends that the stockholders vote “FOR” the nominees listed above.

Corporate Governance

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors has adopted corporate governance guidelines to assist it in fulfilling its responsibilities to stockholders and to our employees, customers, suppliers, and local communities in which we operate. Our corporate governance guidelines, together with our current committee charters, are available, free of charge, in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing to us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

We have a code of business conduct and ethics which is applicable to our officers, directors, and employees and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Additionally, the audit committee has adopted a code of ethics for senior financial officers and certain other employees of the finance department. Both of these codes are available, free of charge, in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing to us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations. If we make any material amendments to the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions, or grant any waiver from any provision of such code of ethics to any such person, we will promptly disclose the nature of the amendment or waiver on our web site at www.altera.com.

Board of Directors and Committees

Board Composition and Leadership

It is the policy of the board of directors that a significant majority of the directors be independent. Currently, seven of our eight directors meet the standards for independence as defined by current National Association of Securities Dealers (NASD) listing standards, with John Daane, our President and CEO, being the only director who is not “independent” as defined by current NASD listing standards. Mr. Daane is chairman of the board of directors and Robert W. Reed is our vice chairman and lead independent director. The board of directors has standing audit, compensation, and nominating and governance committees, each of which has a charter that is available in the “Corporate Governance” section of our website at www.altera.com.

Board Meetings

The board of directors held six meetings during fiscal 2005. During fiscal 2005, each director attended at least 75% of the aggregate number of meetings of the board of directors and meetings held by all committees of the board on which such director served. Our independent directors hold executive sessions without management present at each meeting of the board of directors. We expect each of our directors to attend the annual meeting every year, unless extenuating circumstances prevent their attendance. Seven of our eight directors attended last year’s annual meeting.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with a particular board member, or the board as a whole, may send a written communication to our Corporate Secretary, Altera Corporation, 101 Innovation Drive, San Jose, California 95134. The Secretary will forward such communication to the full board or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal, or harassing, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Committee Membership

Below is a summary of our committee structure and membership information.

Audit Committee

The current members of the audit committee are Robert W. Reed (Chairman), Robert J. Finocchio, and Susan Wang, each of whom is (1) “independent” as that term is defined in Section 10A of the Securities and Exchange Act of 1934, as amended; (2) “independent as defined by current NASD listing requirements; and (3) financially literate and have the requisite financial sophistication as required by the Nasdaq rules applicable to issuers listed on the Nasdaq National Market. In addition, the board of directors has determined that Mr. Reed, Mr. Finocchio, and Ms. Wang meet the criteria of an “audit committee financial expert” within the meaning of the SEC’s regulations. The audit committee held seven meetings during fiscal 2005.

The purpose of the audit committee is to oversee (1) the integrity of reported financial results, (2) the quality and adequacy of disclosures, (3) the soundness and effectiveness of Altera’s accounting policies and internal controls, (4) Altera’s compliance with significant applicable financial, legal, and ethical requirements, (5) the independence and performance of Altera’s external and internal auditors, and (6) communications among the external auditors, internal auditors, financial and senior management, and the board of directors. The audit committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace our independent auditors. The audit committee also has sole authority to hire and review the performance of the Director of Internal Audit and to review and approve the scope of internal audit plans. The audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Additional information regarding the audit committee and its members is contained in the “Audit Committee Report” beginning on page 24 of this proxy statement.

Compensation Committee

The current members of the compensation committee are William E. Terry (Chairman), Kevin McGarity, and Charles Clough, each of whom is “independent” as defined by current NASD listing standards. Mr. Clough will be retiring from the board of directors effective May 9, 2006. The compensation committee held nine meetings during fiscal 2005.

The purposes of the compensation committee are (1) to evaluate and make recommendations to the independent members of the board of directors regarding the compensation of the CEO, (2) to evaluate and establish the compensation of other executive officers, (3) to annually lead the board of directors in a discussion of the performance of the CEO, and (4) to evaluate and make recommendations to the board of directors regarding the compensation of directors. Additional information regarding the compensation committee and its members is contained in the “Compensation Committee Report” beginning on page 17 of this proxy statement.

Nominating and Governance Committee

The current members of the nominating and governance committee are Robert J. Finocchio (Chairman). Charles Clough, and William E. Terry, each of whom is “independent” as defined by current NASD listing standards. Mr. Clough will be retiring from the board of directors effective May 9, 2006. The nominating and governance committee held two meetings in fiscal 2005.

The purposes of the nominating and governance committee are (1) to identify individuals qualified to become members of the board of directors and to nominate directors for election; (2) to lead the board of directors in its annual performance review; and (3) to review and make recommendations to the board of directors concerning corporate governance matters. As part of its annual performance review, the nominating and governance committee reviews the performance of individual directors, each committee, and the board as a whole. Additional information regarding the nominating and governance committee and its members is contained in the “Nominating and Governance Committee Report” beginning on page 8 of this proxy statement.

Director Compensation

During 2005, our non-employee directors received $2,000 for each meeting of our board of directors or a committee attended in person, and $1,000 for each meeting attended by telephone. We also paid them an annual retainer of $12,000 and reimbursed them for expenses incurred in attending board of directors and committee meetings. The chairman of our audit committee received an additional annual retainer of $3,000.

Effective on the date of this year’s annual meeting, we will pay our non-employee directors a retainer for board and committee service only, with no separate fee paid for meeting attendance. This new payment schedule is described more fully in the chart below, along with other benefits available to our directors. The retainer payments will be made on the date of each year’s annual meeting of stockholders and will be prorated if a director’s service begins subsequent to the date of the annual meeting of stockholders.

Annual Retainer for Board of Directors

Board Membership	$40,000

Audit Committee	$10,000 Chair $5,000 Member

Compensation Committee	$8,000 Chair $4,000 Member

Nominating and Governance Committee	$8,000 Chair $4,000 Member

Lead Independent Director	$5,000

Other Director Benefits

Medical, dental, and vision coverage	Equivalent to benefits offered to employees

Annual stock option grant of 10,000 shares; initial stock option grant of 40,000 shares upon first becoming director	Estimated Fair Value of Award on Date of Grant: $73,136(1)

(1)	The estimated fair value of the award is estimated on the date of grant using the Black-Scholes option-pricing model.

Each non-employee director is eligible to include the annual retainer, but not expense reimbursements, in our Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”). We incur incidental expenses for administration of the Deferred Compensation Plan, and our tax benefit for payments to such directors is delayed until funds (including earnings or losses on the amounts invested pursuant to such plan) are eventually distributed from such plan. We do not pay any additional compensation or guarantee minimum returns to our directors as a result of their participation in the Deferred Compensation Plan.

Each non-employee director also receives options under our 2005 Equity Incentive Plan, referred to as the “2005 Plan,” under which 15,991,502 shares of common stock are reserved for issuance. The 2005 Plan provides for, among other things, the grant of non-statutory stock options to each of our non-employee directors. Such grants occur automatically upon commencement of service as a non-employee director (40,000 shares) and upon re-election as a non-employee director (10,000 shares). In May 2005, we granted options to purchase an aggregate of 70,000 shares of our common stock to directors upon their re-election as directors. The exercise price for option grants to our directors is equal to the closing price of our common stock on the date of the grant. The options granted upon re-election vest over a period of one year according to the terms of the 2005 Plan; initial option grants vest over a period of four years.

Each non-employee director is also eligible to receive medical, dental, and vision insurance benefits at the same level generally available to our employees.

Mr. Daane does not receive any compensation for his services as a member of the board of directors.

Nominating and Governance Committee Report

The nominating and governance committee operates under a written charter, which was adopted by the board of directors and is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

Nomination of Directors

The nominating and governance committee nominates candidates for election to the board based on an evaluation of the candidates’ decision-making ability, business experience and expertise, technological background, personal integrity, reputation, ability and willingness of the candidate to devote the necessary time to board service on an ongoing basis, and independence as defined by NASD listing standards. In addition, the nominating and governance committee recognizes the benefits of a board of directors that reflects the diversity of our stockholders, employees, customers, and the community in which the company operates. Accordingly, the nominating and governance committee actively seeks qualified candidates for nomination and election to the board of directors that reflect such diversity. The nominating and governance committee also reviews the activities and associations of potential candidates to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent the potential candidate from fulfilling the duties of a director. When the nominating and governance committee considers whether to nominate current members of the board of directors for reelection by the stockholders, it also considers each member’s contributions to the board of directors and the company, knowledge of the company and issues presented to the board of directors, preparation for and participation in meetings, and meeting attendance records.

The nominating and governance committee does not currently use the services of a third party consultant to assist in the identification or evaluation of potential director candidates. However, the nominating and governance committee has used such firms in the past and may engage a third party to provide such services in the future.

The nominating and governance committee will consider prospective nominees for election to the board of directors that are proposed by stockholders based on the same criteria it uses for all director candidates. Any stockholder who wants to recommend a prospective nominee for consideration should submit the following information to the nominating and governance committee in care of our Corporate Secretary, Altera Corporation, 101 Innovation Drive, San Jose, California 95134, within the timeframe described below under the caption “STOCKHOLDER PROPOSALS”:

•	Biographical information about the candidate and a statement about his or her qualifications;

•	Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s (“SEC”) proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected);

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each and the length of ownership; and

•	Any affiliation of the candidate with the stockholder(s) recommending the candidate.

Greater detail about the submission process for stockholder proposals are set forth in our by-laws, a copy of which may be obtained by making a written request to our Secretary at the address of our principal executive offices.

We have not received a qualifying director nominee recommendation from any stockholder (or group of stockholders).

Corporate Governance

Our board of directors has adopted corporate governance guidelines to assist it in fulfilling its responsibilities to stockholders and to our employees, customers, suppliers, and the local communities in which we operate. Our corporate governance guidelines, together with our current committee charters, are available, free of charge, in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing to us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NASD and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The board of directors has adopted clear corporate governance policies;

•	Six of the seven board members who are standing for re-election at the annual meeting are independent of us and our management;

•	The independent directors meet regularly without management present;

•	All members of the audit committee, compensation committee, and nominating and governance committee are independent directors;

•	The board of directors has elected a lead independent director and vice chairman who is an independent director;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	We have a code of business conduct and ethics that applies to all of our directors, officers, and employees;

•	We have a code of ethics for senior financial officers that applies to our principal executive officer, principal financial officer, all other officers in the finance department as well as certain other employees of the finance department; and

•	We have a hotline available to all employees, and our audit committee has procedures in place for the anonymous submission of any employee complaint, including those relating to accounting, internal controls, or auditing matters.

Robert J. Finocchio, Chairman

Charles Clough, Member

William Terry, Member

NOMINATING AND GOVERNANCE COMMITTEE

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the shares of common stock beneficially owned by (i) persons known by us to beneficially own greater than 5% of our outstanding stock, (ii) each of our directors, (iii) our Chief Executive Officer and the four other most highly paid executive officers, and (iv) all of our directors and executive officers as a group as of the record date. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of the record date. All percentage figures in the following table are calculated based on the number of shares of common stock outstanding as of the record date.

	Shares of Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class(2)
Greater Than Five-Percent Stockholders:
Capital Group International, Inc.(3)	48,217,450	13.3%
Capital Research and Management Company(4)	43,775,000	12.1%
Capital Guardian Trust Company(5)	48,217,450	13.3%
FMR Corporation(6)	27,909,005	7.7%
Directors and Executive Officers:
John P. Daane(7)	3,095,381	*
Robert W. Reed(8)	105,000	*
Robert J. Finocchio, Jr.(9)	62,222	*
Kevin McGarity(10)	31,667	*
Paul Newhagen(11)	2,127,755	*
William E. Terry(12)	251,000	*
Susan Wang(13)	35,833	*
Denis M. Berlan(14)	2,485,743	*
George Papa (15)	760,102	*
Jordan S. Plofsky(16)	965,777	*
Nathan M. Sarkisian(17)	1,120,241	*
All directors and executive officers as a group (14 persons)(18)	12,593,980	3.51%

*	Less than 1%.
(1)	The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated in a corresponding footnote, the business address of each of the beneficial owners listed in this table is 101 Innovation Drive, San Jose, California 95134.
(2)	Applicable percentage of ownership is based on 359,076,279 shares of common stock outstanding as of the record date together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the record date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(3)	Based on a filing with the Securities and Exchange Commission on February 9, 2006, indicating beneficial ownership as of December 30, 2005. Capital Group International, Inc. (“CGII”) is the parent holding company of a group of investment management companies, including a bank and several investment advisors. By virtue of that fact, CGII is deemed to beneficially own these shares. The address for CGII is 11100 Santa Monica Blvd., Los Angeles, CA 90025.
(4)	Based on a filing with the Securities and Exchange Commission on February 10, 2006, indicating beneficial ownership as of December 30, 2005. Capital Research and Management Company beneficially owned these shares as a result of acting as investment advisor to various investment companies. The address for Capital Research and Management is 333 South Hope Street, Los Angeles, California 90071.

(5)	Based on a filing with the Securities and Exchange Commission on February 9, 2006, indicating beneficial ownership as of December 30, 2005. Capital Guardian Trust Company is a wholly owned subsidiary of Capital Group International, Inc. and beneficially owned these shares as a result of acting as investment manager of various institutional accounts. The address for Capital Guardian Trust Company is 11100 Santa Monica Blvd., Los Angeles, CA 90025.
(6)	Based on a filing with the Securities and Exchange Commission on February 14, 2006, indicating beneficial ownership as of December 30, 2005. FMR Corporation (“FMR”) indirectly holds shares of our common stock on behalf of its direct and indirect subsidiaries. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and a registered investment advisor, is the beneficial owner of 26,273,100 shares of our common stock as a result of acting as investment advisor to various investment companies. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 1,341,105 shares of our common stock as a result of acting as investment manager of the institutional accounts. Strategic Advisors, Inc., a wholly-owned subsidiary of FMR, is the beneficial owner of 203,400 shares of our common stock; and Fidelity International Limited is the beneficial owner of 91,400 shares of our common stock. The business address for each such reporting entity is 82 Devonshire Street, Boston, Massachusetts 02109.
(7)	Includes 2,818,750 shares that Mr. Daane has a right to acquire within 60 days of the record date through exercise of options.
(8)	Represents 105,000 shares that Mr. Reed has the right to acquire within 60 days of the record date through exercise of options.
(9)	Includes 52,222 shares that Mr. Finocchio has the right to acquire within 60 days of the record date through exercise of options.
(10)	Includes 31,667 shares that Mr. McGarity has the right to acquire within 60 days of the record date through exercise of options.
(11)	Includes 85,000 shares that Mr. Newhagen has the right to acquire within 60 days of the record date through exercise of options. Also includes 400 and 400 shares held by Mr. Newhagen’s spouse and daughter, respectively.
(12)	Includes 105,000 shares that Mr. Terry has the right to acquire within 60 days of the record date through exercise of options.
(13)	Includes 35,833 shares that Ms. Wang has the right to acquire within 60 days of the record date through exercise of options.
(14)	Includes 2,008,327 shares that Mr. Berlan has the right to acquire within 60 days of the record date through exercise of options. Also includes 6,640 shares held by each of Mr. Berlan’s two sons, respectively.
(15)	Includes 729,167 shares that Mr. Papa has the right to acquire within 60 days of the record date through exercise of options.
(16)	Includes 949,167 shares that Mr. Plofsky has the right to acquire within 60 days of the record date through exercise of options.
(17)	Includes 1,109,167 shares that Mr. Sarkisian has the right to acquire within 60 days of the record date through exercise of options.
(18)	Includes shares in the aggregate that executive officers and directors have the right to acquire within 60 days of the record date through exercise of options.

Executive Compensation

Summary of Officer Compensation

The following table summarizes the total compensation of our named executive officers, or NEOs, who are the Chief Executive Officer and our four other most highly compensated executive officers in fiscal 2005. The following table also summarizes the total compensation earned by each NEO for our two previous fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year				Long-Term Compensation Awards			Estimated Fair Value of Awards at Grant Date($)	All Other Compensation ($)(1)	Total Compensation($)
		Annual Compensation			Restricted Stock Awards($)	Securities Underlying Options(#)
		Salary($)	Bonus($)
John P. Daane	2005	700,027	544,250		—	300,000		2,493,960	960	3,739,197
President and Chief Executive Officer	2004 2003	700,027 700,027	710,000 1,100,000	(2)	— —	500,000 —	(3)	5,759,825	960 960	7,170,812 1,800,987

Denis M. Berlan	2005	509,635	275,000		—	150,000		1,246,980	960	2,032,575
Executive Vice President and Chief Operating Officer	2004 2003	500,019 501,019	425,000 260,000		— —	250,000 —	(3)	2,879,913	960 960	3,805,892 761,979

Nathan M. Sarkisian	2005	392,323	180,000		—	125,000		1,039,150	768	1,612,241
Senior Vice President and Chief Financial Officer	2004 2003	393,114 398,367	280,000 155,000		— —	200,000 —	(3)	2,303,930	768 768	2,977,812 554,135

Jordan S. Plofsky	2005	350,013	180,000		—	125,000		1,039,150	672	1,569,835
Senior Vice President, Marketing	2004 2003	351,013 354,030	260,000 155,000		— —	200,000 —	(3)	2,303,930	672 672	2,915,615 509,702

George Papa	2005	349,532	175,000		—	125,000		1,039,150	673	1,564,355
Senior Vice President, World-Wide Sales	2004 2003	350,013 350,013	260,000 155,000		— —	200,000 —	(3)	2,303,930	672 672	2,914,615 505,685

(1)	Represents company-paid life insurance premiums.
(2)	Represents a $650,000 retention bonus that we agreed to pay Mr. Daane provided he was still employed by us on February 15, 2003, as well as a $450,000 bonus for fiscal 2003 that was paid in February 2004.
(3)	Prior to 2003, executive officer option grants were made at year-end. In order to align the date of executive officer grants with that of other employees who are subject to an annual performance review at the end of the year and with the grants made pursuant to the option exchange program, our NEOs received an option grant in January 2004 (attributable to their performance in 2003) rather than at the end of 2003. Consequently, our NEOs did not receive an option award in 2003. We currently intend to continue to make executive officer grants early in the fiscal year in connection with our review of executives’ performance during the previous fiscal year.

The foregoing compensation table does not include certain fringe benefits generally made available on a non-discriminatory basis to all of our U.S. employees such as group health insurance, dental insurance, and long-term disability insurance, which we consider to be ordinary and incidental business costs and expenses. We also did not include in the table the aggregate value of such benefits in the case of the executive officers, which cannot be precisely ascertained but which is the lesser of either (a) 10% of the salary and bonus paid to each such executive officer or to the group, respectively, or (b) $50,000. See the “Compensation Committee Report” beginning on page 17 of this proxy statement for further information on the compensation and benefits provided to our CEO and other executive officers.

Options Granted During Fiscal 2005

The following table sets forth information with respect to stock options granted during 2005 to our NEOs. In accordance with the SEC rules, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees in 2005(2)	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(3)
						5%	10%
John P. Daane	300,000	(4)	2.86%	$21.06	3/2/2015	3,973,356	10,069,265
Denis M. Berlan	150,000	(4)	1.43%	$21.06	3/2/2015	1,986,678	5,034,632
Nathan M. Sarkisian	125,000	(4)	1.19%	$21.06	3/2/2015	1,655,565	4,195,527
Jordan S. Plofsky	125,000	(4)	1.20%	$21.06	3/2/2015	1,655,565	4,195,527
George Papa	125,000	(4)	1.20%	$21.06	3/2/2015	1,655,565	4,195,527

(1)	The options shown in the table are non-statutory stock options that were granted at fair market value under our 1996 Stock Option Plan, as amended.
(2)	Percentage based on total options to purchase approximately 10,503,110 million shares of common stock granted to all employees in fiscal 2005.
(3)	Amounts reflecting gains on outstanding stock options are based on the price of $18.53 per share, which was the closing price of our common stock as reported on the Nasdaq National Market on December 30, 2005.
(4)	Twenty-five percent of the shares subject to the option vest on March 2, 2006, and the remainder vest monthly over the following thirty-six months.

Option Exercises and Fiscal 2005 Year-End Values

Of our NEOs, only Denis M. Berlan and Nathan M. Sarkisian exercised stock options during fiscal 2005. The following table provides information regarding the number of securities underlying unexercised options and the value of unexercised options held by each of our NEOs at the end of fiscal 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year-End ($)(1)		Estimated Fair Value of Awards at Grant Date($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable	Exercisable	Unexercisable
John P. Daane	—	—	2,614,583	685,417	1,732,500	577,5000	28,942,409	6,950,338
Denis M. Berlan	126,000	1,908,967	2,076,459	363,541	11,997,230	288,750	14,618,562	3,524,439
Nathan M. Sarkisian	233,200	2,691,858	1,007,500	297,500	1,795,860	231,000	10,328,300	3,060,615
Jordan S. Plofsky	—	—	853,333	291,667	693,000	231,000	9,886,675	2,984,600
George Papa	—	—	629,166	295,834	693,000	231,000	6,155,753	2,848,133

(1)	Amounts reflecting gains on outstanding stock options are based on the price of $18.53 per share, which was the closing price of our common stock as reported on the Nasdaq National Market on December 30, 2005.
(2)	The fair value of the award is estimated on the date of grant using the Black-Scholes option-pricing model.

Equity Incentive Program

Our equity incentive program is a broad-based, long-term retention program intended to attract, motivate, and retain talented employees as well as align stockholder and employee interests. Until May 2005, we granted stock options under two different plans: the 1996 Stock Option Plan (“1996 Plan”), which provided for the periodic issuance of stock options to our employees, and the 1998 Director Stock Option Plan (“1998 Plan”), which provided for the periodic issuance of stock options to members of our board of directors who are not employees. At our annual meeting in May 2005, our stockholders approved the adoption of the 2005 Equity Incentive Plan (“2005 Plan”), which replaced the 1996 Plan and the 1998 Plan going forward. The 2005 Plan gives the board of directors, or a committee of the board of directors, the flexibility to grant different types of equity awards to employees and directors, including stock options, stock appreciation rights, restricted stock, restricted stock units, and stock bonus awards. The majority of options granted under the 2005 Plan generally vest over four years. All options have a maximum term of ten years. For a detailed discussion of the 2005 Plan, please see page 29.

We monitor dilution related to our equity incentive program by comparing net grants in a given year to the number of shares outstanding. The dilution percentage is calculated as the new grants for the year, net of grants forfeited by employees leaving the company, divided by the total outstanding shares at the end of the fiscal year. For purposes of determining the number of shares available for grant under the 2005 Plan against the maximum number of shares authorized, any full-value award (i.e., anything other than a stock option or a stock appreciation right) reduces the number of shares available for issuance by 2.25 shares. During Fiscal 2005, however, we granted only stock options under the 2005 Plan. The option grant dilution percentage was 1.67% in 2005, 4.36% in fiscal year 2004, and negative in fiscal year 2003. The negative dilution percentage in fiscal 2003 resulted from the 6.6 million shares of options cancelled on July 4, 2003 associated with our shareholder-approved stock option exchange program under which employees were given a one-time opportunity to exchange underwater options for a lesser number of new options issued six months and one day after the original options were cancelled. Neither NEOs nor members of Altera’s board of directors were permitted to participate in the option exchange program. We granted options to purchase approximately 4.3 million new shares of common stock on January 5, 2004 pursuant to the option exchange program. We also have a share repurchase program where we regularly repurchase shares from the open market to offset dilution related to our option program. Please see page 27 for more detail.

For 2005, options granted to our NEOs amounted to 7.85% of the approximately 10.5 million total options granted. For additional information regarding options granted to our NEOs in 2005, 2004 and 2003, please see the Summary Compensation Table on page 12.

The following table provides information regarding the distribution and dilutive effect of options granted.

DISTRIBUTION AND DILUTIVE EFFECT OF OPTION GRANTS

	Years Ended December 31,
	2005	2004	2003
Net grants during the period as percentage of outstanding shares(1)	1.67%	4.36%	N/A
Grants to NEOs during the period as percentage of total options granted(2)	7.85%	7.43%	0%
Grants to NEOs during the period as percentage of outstanding shares	.2%	.4%	0%
Cumulative options held by NEOs as percentage of total options outstanding	14.3%	13.9%	16.4%

(1)	Dilution percentage calculation is higher than normal in 2004 due to the large number of options granted in January 2004 as a result of our shareholder-approved stock option exchange program, described above. In comparison, our dilution percentage in 2003 is negative due to the large number of options that were cancelled as a result of the stock option exchange program.
(2)	Percentages include a new-hire option grant to George Papa (an NEO in 2004, but not 2003) in 2002.

The following table provides information regarding outstanding in-the-money and out-of-the-money options and related weighted average exercise prices as of December 30, 2005.

IN-THE-MONEY AND OUT-OF-THE-MONEY OPTIONS

	Exercisable		Unexercisable		Total
(In thousands, except price per share amounts)	Shares	Price	Shares	Price	Shares	Price
In-the-Money	16,579	$10.76	2,404	$13.88	18,983	$11.15
Out-of-the-Money	26,341	23.90	18,449	21.23	44,790	22.80

Total Options Outstanding	42,920	$18.82	20,853	$20.38	63,773	$19.33

In-the-money options are options with an exercise price (the amount of money the employee would have to pay to exercise the options) that is less than $18.53 per share, which was the closing price of our common stock as reported on the Nasdaq National Market on December 30, 2005. Options are considered to be out-of-the-money if the exercise price is greater than the market price. We include in-the-money options in computing diluted income per share. Out-of-the-money stock options are excluded in this calculation, as their effect is anti-dilutive.

Equity Compensation Plan Information

The following table provides information as of December 30, 2005 regarding equity compensation plans approved and not approved by our security holders:

EQUITY COMPENSATION PLAN INFORMATION

(In thousands, except price per share amounts) Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	63,709		$19.35	14,466	(1)
Equity Compensation Plans Not Approved by Security Holders	—		—	—

Total	63,709	(2)	$19.35	14,466

(1)	Consists of 11,659,406 shares available for future issuance under our 2005 Equity Incentive Plan and 2,806,828 shares available for future issuance under our 1987 Employee Stock Purchase Plan.
(2)	Does not include information for options assumed in connection with mergers and acquisitions. As of December 30, 2005, a total of 64,902 shares of our common stock with a weighted-average exercise price of $5.79 were issuable upon exercise of such outstanding options.

Employment Contracts and Change of Control Arrangements

In connection with our employment of John P. Daane as our President and Chief Executive Officer in November 2000, as an inducement essential to Mr. Daane’s accepting employment with us, and in recognition of the best interests of our stockholders, which we believe is served by the continuing employment of key management personnel, we entered into a severance agreement and a change in control severance agreement with Mr. Daane. Both agreements expired on November 30, 2005, but were subject to extension by the board of directors in its sole discretion. In September 2005, the board of directors voted to extend the terms of the severance agreement and the change of control severance agreement and combine the two agreements into one (the “Severance Agreement”). The Severance Agreement was made effective as of November 30, 2005 and the terms and conditions are materially the same as the prior agreements.

Under the severance provision of the Severance Agreement, Mr. Daane is entitled to receive payment equivalent to two years of his then current salary and one year of accelerated vesting of his stock options and restricted stock, unless specified otherwise in his option or restricted stock agreements. Mr. Daane would have one year from termination of employment to exercise any stock options for which vesting had been accelerated. The severance payments are payable only if we terminate Mr. Daane for reasons other than his death or for cause, as defined in the agreement. Mr. Daane is not eligible for severance payments if he is eligible to receive benefits under the change in control portion of the Severance Agreement. Mr. Daane is not entitled to receive severance payments if he voluntarily terminates his employment for any reason. As a condition to receiving the severance payments, Mr. Daane must execute a release, releasing and waiving any claims he may have against us.

Under the change in control provision of the Severance Agreement, Mr. Daane is entitled to receive severance compensation if within 24 months following a change in control one or more of the following events, referred to as “triggering events,” occurs:

•	Mr. Daane is terminated within 24 months of a change in control for reasons other than death or for cause (as defined in the Severance Agreement);

•	Mr. Daane is reassigned to a position other than CEO and he terminates his employment within 90 days of such reassignment; or

•	we move our headquarters more than 60 miles from its present location and he terminates his employment within 90 days of such move.

A change in control is generally defined as the acquisition, directly or indirectly, of 50% or more of either (1) the total combined voting power of our outstanding common stock or (2) the total fair market value of our common stock. Upon the occurrence of a triggering event, Mr. Daane is entitled to receive the following compensation:

•	24 months of his then current base salary;

•	a bonus equivalent to two times his target bonus for the fiscal year in which the change in control occurs; and

•	accelerated vesting of all options and restricted stock granted or issued at least six months prior to the change in control, with one year from termination of employment to exercise any stock options for which vesting has been accelerated.

The Severance Agreement will terminate on November 30, 2010, unless earlier terminated as a result of a change in control.

In February 2002, the stock option plan committee of the board of directors approved a grant of 50,000 shares of our restricted common stock to George Papa, our current Senior Vice President, Worldwide Sales. Mr. Papa purchased the 50,000 shares at the par value per share. Until the shares of common stock become vested, (1) Mr. Papa may not transfer such shares, and (2) upon termination of Mr. Papa’s employment, we have the right to repurchase the shares at the original purchase price for a period of 90 days following the date of such termination. Subject to Mr. Papa’s continued employment with us, the restrictions on 25% of the shares will lapse annually over four years. As of the record date, the restrictions on all 50,000 shares had lapsed. The restricted stock grant to Mr. Papa was made to compensate him for stock options that he forfeited upon termination of his prior employment and were scheduled to vest in a short term.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are William E. Terry (Chairman), Charles M. Clough, and Kevin McGarity, each of whom is “independent” as defined by current NASD listing standards. Due to his retirement, Mr. Clough will resign from the compensation committee effective May 9, 2006. Mr. Terry, Mr. McGarity and Mr. Clough were not at any time during fiscal 2005 or at any other time an officer or employee of Altera. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Compensation Committee Report on Executive Compensation

The compensation committee operates under a written charter, which is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

Executive Compensation Philosophy and Objectives

The primary objectives of our executive compensation policies are to:

•	attract, motivate, and retain highly qualified executives;

•	align management and stockholder interests by tying a large percentage of executives’ cash compensation, in the form of our executive bonuses, and long-term equity incentives, to financial performance of the Company (i.e., “pay for performance”); and

•	reward executives based upon our financial performance at levels competitive with peer companies.

The compensation committee seeks to maintain executives’ aggregate compensation, including salary, bonus, and long-term equity incentives, at a level competitive with peer companies in the semiconductor industry that approximate our size in terms of employees, revenue, and capitalization. Many of these companies are included in the S&P 500 Semiconductor Index used in the performance graph appearing in this proxy statement. In addition, because we sometimes compete for executive talent outside of those companies included in the S&P 500 Semiconductor Index, companies outside this index are selected for inclusion in our peer group based on several criteria, including size, growth rates, similar financial performance, industry leadership status, innovation, and the extent to which they compete with us for executives.

In developing our compensation programs and policies, the compensation committee utilizes information obtained from surveys such as the Radford Executive Compensation Survey, proxy statements, and information gathered directly from certain of the companies that comprise our peer group. The compensation committee also has the sole authority to engage the committee’s outside compensation consultants and other advisers; in 2005, the compensation committee retained an outside adviser (Pearl Meyer & Partners) to conduct a study of director compensation.

Components of Compensation

Cash Compensation

Cash compensation for our executive officers consists of a fixed base salary and an annual bonus, which is based on our financial performance and the individual executive’s performance against strategic goals established by management and the board of directors at the end of each fiscal year in advance of the relevant measurement period. In order to implement our philosophy that executives be rewarded for achieving positive financial results and other strategic goals, the compensation committee has designed the bonus plan to significantly affect the total compensation of our executives depending on our success in meeting annual financial and strategic goals.

The bonuses for fiscal year 2005 that were paid to the CEO and our four other most highly compensated executives were based on a three-year executive bonus plan that was approved by the compensation committee in 2004 and that is in effect for each of fiscal years 2005, 2006, and 2007. The bonus plan is applicable to our director-level employees, vice presidents, and other executives including our CEO. Under the plan, bonuses are based on a formula that takes into account (1)(a) annual growth in our revenue and (b) net income as a percentage of revenue above a specified threshold (together the “Financial Factors”) and (2) performance against individual goals. Different multipliers are applied to each of the Financial Factors, with the specific multipliers depending on the individual’s position within Altera. Bonuses are capped at a certain percentage of the individual’s base salary, with the percentage depending on the individual’s position within Altera. The caps on bonuses to the five most highly compensated executives (including the CEO) range from 120% to 200% of base salary and payouts may be zero depending on our performance against the Financial Factors and the executive’s performance against individual goals. Based on the parameters of the bonus plan, bonuses are determined by the independent members of the board of directors upon the recommendation of the compensation committee with respect to the CEO and by the compensation committee with respect to the other executive officers.

Long-Term Equity Compensation

Long-term equity incentives, including stock options, restricted stock units (RSUs), and stock purchase rights granted pursuant to our equity compensation and stock purchase plans, directly align the economic interests of our executive officers and other employees with those of our stockholders. Stock options and RSUs are both strong incentives because they encourage employees to work to increase the company’s stock price. (Stock options are valuable only if the fair market value of our common stock increases above the exercise price, which is set at the fair market value of our common stock on the date the option is granted.) In addition, employees must remain employed with us for a fixed period of time in order for the options or restricted stock units to vest fully. Options and/or RSUs are granted to employees and executives following a yearly review of individual performance and consideration of the individual’s long-term value to us.

In order to strengthen the link between pay and performance, the compensation committee has decided to make a substantial portion of future equity awards to our CEO and all other executive officers contingent upon the company meeting one or more financial targets. The compensation committee has decided that fifty percent of any stock option grants that may be awarded to executive officers in 2007 (other than stock option grants made in connection with the initial election of a new executive officer by the board of directors) will be contingent on the company increasing market share within the programmable logic industry in 2006. The maximum number of options that may be awarded to any such executive officer in 2007 will be 700,000, with the actual award varying based on the individual’s scope of responsibility, performance, current and future scope of responsibility, and other factors. If the company does not increase market share in 2006, then the maximum number of options that any such executive officer may be awarded in 2007 will be 350,000, with the actual award varying based on the individual’s scope of responsibility, performance, current and future scope of responsibility, and other factors. The compensation committee has also decided that any RSU awards made to executive officers in 2007 (other than RSU awards made in connection with the initial election of a new executive officer by the board of directors), will be performance based such that vesting will be contingent on the company satisfying one or more of the following financial metrics: net revenue and/or net revenue growth, earnings per share and/or earnings per share growth, return on equity, adjusted operating cash flow return on income, earnings before income taxes and amortization and/or earnings before income taxes and amortization growth, net income and/or net income growth, total stockholder return and/or total stockholder return growth, operating cash flow return on income, economic value added, or individual business objectives. The vesting schedule and other details of any RSU awards made to executive officers in 2007 will be disclosed at the time such awards are made.

Other Benefits

All of our employees in director-level and above positions are eligible to defer a portion of their salary and bonus into our Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”). As of the record date, there were 133 people eligible to participate in the plan. We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant’s compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to such plan) are eventually distributed from the plan. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

Our executive officers are also eligible for other benefits that generally are similar to those available to all of our U.S.-based employees, including medical and post-retirement medical benefits, life and accident insurance, and a 401(k) plan matching contribution of $2000. Our executive officers are also eligible for an annual physical exam. We do not provide any other perquisites to our executive officers that are not made available to other employees.

CEO Compensation

Mr. Daane is our Chairman of the Board, CEO and President. In determining Mr. Daane’s compensation for fiscal 2006, the compensation committee reviewed comparative financial and pay data of the peer companies described above. Based upon this review, the compensation committee determined that Mr. Daane’s base salary was in line with that of chief executive officers at peer companies and, in November 2005, the compensation committee recommended to the independent members of the board of directors that Mr. Daane’s salary remain unchanged for fiscal 2006. In January 2006, the compensation committee recommended to the board of directors and the independent members of the board of directors approved a bonus payment to Mr. Daane of $544,250 for fiscal year 2005. The bonus was calculated under the executive bonus plan for fiscal 2005 described above.

We grant stock options to the CEO based primarily on the compensation committee’s evaluation of the CEO’s ability to influence our long-term growth and profitability. The compensation committee determines the size of the option grant based principally on an estimate of the equity incentive value of the CEO’s unvested options, as well as benchmarking against peer companies. On March 2, 2005, the compensation committee approved the grant to Mr. Daane of an option to purchase 300,000 shares of our common stock. The effective date of the grant was March 2, 2005.

The following table sets forth Mr. Daane’s total compensation package, including the compensation that might be earned by Mr. Daane under his Severance Agreement (described in detail on page 15) if termination of his employment were to occur as of December 31, 2006:

Component	Amount Earned/Granted	Description
Base Salary	$700,027 (including amount contributed to company’s Non-Qualified Deferred Compensation Plan)	Base salary has not increased since 2003.

Annual Incentive	Target: 100% of base salary, capped at 200% Actual Earned in 2005: $544,250 (including amount contributed to company’s Non-Qualified Deferred Compensation Plan)	Calculated in accordance with bonus plan for executive officers, which is described on page 18. Mr. Daane achieved 100% of his personal performance goals for 2005—his actual bonus was less than 100% of base salary because the company did not achieve its target revenue and net income goals.

Component	Amount Earned/Granted	Description
Stock Options	Number Granted: 300,000 Exercise Price: $21.06 Vesting: 25% cliff vest after 1st year, then monthly until full vest after 4 years Estimated Fair Value of Award on Date of Grant: $2,493,960	See description on page 18.

Restricted Stock	N/A

Performance Shares	N/A

Deferred Compensation

All contributions by Mr. Daane to the company’s Non-Qualified Deferred Compensation Plan are included in the salary and bonus figures noted above.

Mr. Daane’s contribution for 2005: $52,504

Company Match: None

Employees with job titles of director and above may participate in Altera’s Non-Qualified Deferred Compensation Plan under which participants may defer a portion of base salary, bonus and/or sales incentives into the investment of their choice, subject to certain restrictions, and select a distribution event (i.e., payment date) for those funds. Altera does not contribute anything to the plan on participants’ behalf (i.e., no match) nor does Altera guarantee a certain return on investment.

Supplemental Retirement Benefit	N/A

Executive Perquisites	Annual Physical: $1,154	All vice presidents and the CEO are entitled to receive a company-paid annual physical. That is the only perquisite that Mr. Daane (and other executive officers) receives that is not made available to other employees.

Gross-Ups	N/A

Severance Associated with Change in Control (Assuming termination as of 12/31/06)

Salary Continuation: $1,400,000

Bonus: $1,400,000

Stock Options: Accelerated vesting of all options granted six months or more prior to change in control. Based on a closing price of $19.68 for the Company’s stock on March 13, 2006, the record date, the potential realizable value of all in-the-money options granted prior to 12/31/06 is $2,885,000.

Double trigger. See description of Mr. Daane’s Severance Agreement on page 15.

Component	Amount Earned/Granted	Description
Severance (“For Cause”) (Assuming termination as of 12/31/06)

Salary Continuance: $0

Bonus: Bonus not guaranteed. Bonus, if any, would be determined by the compensation committee in accordance with the executive bonus plan.

Stock Options: Vesting ceases immediately upon termination. Based on a closing price of $19.68 for the Company’s stock on March 13, 2006, the record date, the potential realizable value of all vested options as of 12/31/06 is $2,885,000.

See description of Mr. Daane’s Severance Agreement on page 15.

Severance (“Not For Cause”) (Assuming termination as of 12/31/06)

Salary Continuance: $1,400,000

Bonus: Bonus not guaranteed. Bonus, if any, would be determined by the compensation committee in accordance with the executive bonus plan.

Stock Options: Twelve months of vesting acceleration of all options granted prior to termination. Based on a closing price of $19.68 for the Company’s stock on March 13, 2006, the record date, the potential realizable value of all options that would have vested through 12/31/07 is $2,885,000.

See description of Mr. Daane’s Severance Agreement on page 15.

Post-Retirement Package	N/A

Other Executive Officers

The compensation committee follows the executive compensation philosophy and objectives described above in determining compensation for other executive officers. The CEO recommends to the compensation committee base salaries for executive officers that are comparable to the salaries of persons holding similar positions at peer companies. In setting executive officer salaries, the CEO and the compensation committee also consider factors such as our performance relative to peer companies and the individual officer’s past performance and future potential.

Cash bonuses were paid to executive officers for fiscal 2005 in accordance with the terms of the executive bonus plan described above. Individual bonuses took into account the individual executive’s achievement of specific goals that were established at the end of 2004.

As with the CEO, the size of the equity grant (either stock options or restricted stock units) to each executive officer is determined by the compensation committee’s evaluation of that officer’s ability to influence our long-term growth and profitability. In addition, the compensation committee considers the incentive effect of additional equity grants given the stock options or restricted stock units then held by such executive officers and the amount of those grants that are not yet vested. As discussed above at page 18, equity compensation grants made to executive officers in 2007 (other than awards made in connection with the initial election of a new executive officer by the board of directors) will be contingent upon the company meeting one or more financial targets.

Other Compensation Considerations

Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to the CEO and the next four most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year. Our 1987 Employee Stock Purchase Plan and our 2005 Equity Incentive Plan are shareholder-approved and qualify as performance-based plans; therefore, compensation realized in connection with exercises of options granted or the sale of shares purchased under these plans is exempt under the statute and is fully deductible on our federal income tax returns. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

William E. Terry, Chairman

Charles M. Clough, Member

Kevin McGarity, Member

COMPENSATION COMMITTEE

No portion of this Compensation Committee Report or the performance graph included below shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report and the performance graph appear, except to the extent that the company specifically incorporates this report or a portion of it, or the performance graph by reference. In addition, neither this report nor the performance graph shall be deemed to be filed under with the Securities Act or the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 30, 2005, all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were complied with.

Company Performance

The following graph shows a comparison, since December 29, 2000, of cumulative total return for Altera, Standard & Poor’s 500 Index, and Standard & Poor’s 500 Semiconductor Index.

COMPARISON OF CUMULATIVE TOTAL RETURN*

Assumes $100 invested on December 29, 2000 in our common stock, Standard & Poor’s 500 Index, and Standard & Poor’s 500 Semiconductor Index. Total return is based on historical results and is not intended to indicate future performance.

*	Total return assumes reinvestment of dividends for Standard & Poor’s 500 Index and Standard & Poor’s 500 Semiconductor Index. We have never paid dividends on our common stock.

Audit Committee Report

The following is a report of the audit committee with respect to our audited financial statements for the fiscal year ended December 30, 2005.

The audit committee operates under a written charter adopted by the board of directors. The audit committee charter is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

In general, the audit committee charter sets forth:

•	the scope of the audit committee’s responsibilities and the means by which it carries out those responsibilities;

•	the independent registered public accounting firm’s (“external auditor”) accountability to the board of directors and the audit committee; and

•	the audit committee’s responsibility to monitor the independence of the external auditors.

Management is responsible for the preparation, presentation, and integrity of our financial statements; selection of accounting and financial reporting principles; and maintaining internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers LLP, our independent registered public accounting firm (“external auditors”), is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.

The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the external auditors. The audit committee serves a board-level oversight role, in which it provides advice, counsel, and direction to management and the external auditors on the basis of the information it receives, discussions with management and the external auditors, and the experience of the audit committee’s members in business, financial, and accounting matters.

The audit committee members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of our external auditors included in their report on our financial statements. The audit committee’s oversight role does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the internal and external auditors do not assure that our financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America.

Among other matters, the audit committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the external auditors may be retained to perform non-audit services. The audit committee has sole responsibility to retain and replace our external auditors. The audit committee formally reviews the performance of the external auditors on an annual basis in order to determine whether rotation of audit firms is appropriate. The audit committee also reviews the results of the external auditors’ work with regard to the adequacy and appropriateness of our financial reporting, accounting, and internal controls.

Audit Fees Pre-Approval Policy

The audit committee has adopted a formal policy that requires the audit committee to approve, in advance, all audit, audit related, and permissible non-audit services performed by the external auditors. At the beginning of each fiscal year, management and the external auditors present to the audit committee for approval the services that are proposed to be performed by the external auditors during the coming year together with an estimate of the amount of fees to be billed for such services. The Chairman of the audit committee, or any other member of the audit committee in the Chairman’s absence, may approve additional services and/or an increase in the amount of fees to be incurred by the Company for services to be performed by the external auditors.

Unless otherwise performed by a comparable body of the board of directors, the audit committee must review and approve all related-party transactions as such term is defined by the SEC and NASD.

Review with Management

The audit committee has reviewed and discussed our audited financial statements with management. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Review and Discussions with Independent Registered Public Accounting Firm

During 2005, the audit committee held meetings with management and the external auditors to discuss the overall scope and plans for the audit. The audit committee also met with our external auditors, with and without management present, to discuss the results of its independent audit and its evaluations of our internal controls. In addition, the audit committee reviewed and discussed the audited consolidated financial statements for the year ended December 30, 2005 and held discussions with management and PricewaterhouseCoopers LLP on the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee reviewed and discussed with management, the internal auditor, and PricewaterhouseCoopers LLP management’s report on Altera’s internal control over financial reporting and PricewaterhouseCoopers LLP’s attestation report on management’s assessment of the effectiveness of Altera’s internal control over financial reporting.

The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), as amended by SAS 89 (Audit Adjustments), and SAS 90 (Audit Committee Communications), which includes, among other items, matters related to the conduct of the audit of our financial statements and other matters relating to the auditor’s judgments about the acceptability and the quality of the company’s accounting principles.

The audit committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from us and our related entities) and has discussed with PricewaterhouseCoopers LLP its independence from us. In addition, the audit committee has also considered whether the provision of those services set forth in the table below is compatible with PricewaterhouseCoopers LLP maintaining its independence from us.

Conclusion

Based on the review and discussions with management, the internal auditor, and our external auditors, the audit committee recommended to our board of directors that our audited financial statements and management’s report on internal control over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2005.

Robert W. Reed, Chairman

Robert J. Finocchio, Member

Susan Wang, Member

AUDIT COMMITTEE

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Audit, Audit-Related and Tax Fees

The audit committee pre-approves and reviews audit and permissible non-audit services to be performed by PricewaterhouseCoopers LLC, our independent registered public accounting firm, including fees charged for such services. The audit committee has determined that the provision of the services described below is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services for fiscal years 2005 and 2004:

Description of Services	2005		2004
Audit Fees(1)	$1,686,000		$1,509,000
Audit-Related Fees	$204,000	(2)	$225,000	(3)
Tax Fees(4)	$328,000		$313,000
All Other Fees	$0		$0

Total	$2,218,000		$2,047,000

(1)	Represents the aggregate fees billed or to be billed for professional services rendered for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports during such period, review of documents provided in connection with statutory or regulatory filings, and Section 404 attestation.
(2)	Represents the aggregate fees billed or to be billed for professional services rendered for the audits of financial statements prepared for tax return purposes, and consultations concerning financial accounting and reporting standards including work related to Section 404 and FAS 123R consultations.
(3)	Represents the aggregate fees billed or to be billed for professional services rendered for Section 404 pre-certification.
(4)	Represents the aggregate fees billed for professional services rendered for tax return compliance and examination services, expatriate tax compliance services, and includes worldwide tax planning and consulting services of $195,000 for 2005 and $127,000 for 2004.

Certain Relationships and Related Transactions

We have entered into various compensation arrangements with some of our executive officers, which are discussed under “Employment Contracts and Change of Control Arrangements” on page 15.

PROPOSAL TWO—APPROVAL OF AMENDMENT TO 2005 EQUITY INCENTIVE PLAN

At the annual meeting, the stockholders are being requested to approve the proposed amendment to the 2005 Equity Incentive Plan, referred to as the “2005 Plan,” to increase by 10,000,000 the number of shares reserved for issuance to a total of 25,991,502.

Summary

The 2005 Plan was adopted by our board of directors in March 2005 and approved by our stockholders in May 2005. The 2005 Plan replaced the 1987 Stock Option Plan and the 1996 Stock Option Plan (collectively “Prior Plans”). The 2005 Plan as originally adopted had 3,000,000 shares of common stock reserved for issuance, plus all available but unissued shares under the Prior Plans. In addition, shares subject to awards granted under the Prior Plans that were outstanding on the effective date of the 2005 Plan and that are subsequently cancelled, forfeited, settled in cash or that expire by their terms are returned to the pool of shares available for grant and issuance under the 2005 Plan. As of the record date, 4,359,655 stock options were granted, 1,378,068 restricted stock units were granted (equivalent to 3,100,653 options at a ratio of one restricted stock unit for every 2.25 options), options to purchase an aggregate of 4,444,885 shares were outstanding and 8,452,534 shares were available for future grant under the 2005 Plan.

The 2005 Plan authorizes the board of directors or a committee of the board to grant the following types of equity to eligible employees, directors and consultants of Altera: non-qualified and incentive stock options, stock appreciation rights, restricted stock, restricted stock units, and stock bonus awards. The 2005 Plan is structured to allow the board of directors broad discretion in creating equity incentives in order to assist us in attracting, retaining, and motivating the best available personnel for the successful conduct of our business. The board of directors believes that the remaining shares available for grant under the 2005 Plan are not sufficient to accomplish these purposes. Specifically, the board of directors believes that an increase in the number of shares reserved for issuance under the 2005 Plan is necessary to attract and hire new employees, to motivate and retain existing employees, and to ensure that a sufficient number of shares are available for equity grants assumed or granted in connection with acquisitions we may undertake.

In March 2006, the board of directors approved an amendment to the 2005 Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 10,000,000, thereby increasing the total number of shares issuable under the 2005 Plan from 15,991,502 to 25,991,502.

Under our stock repurchase program, the board of directors has authorized management to purchase up to 108,000,000 shares of common stock in the open market from time to time. In July 1996, our board of directors approved our stock repurchase program, which initially authorized us to repurchase up to 2,000,000 shares of our common stock. Since June 1998, our board of directors has authorized several increases in the number of shares that we are authorized to repurchase, the most recent of which was an increase in November 2005 from 88,000,000 to 108,000,000 shares. Our goal is to use our stock repurchases under this program to offset the potential share dilution from equity granted under the 2005 Plan, stock options granted under the Prior Plans, and from shares purchased under the 1987 Employee Stock Purchase Plan. Between the years of 1996 and 2005, we repurchased an aggregate of 86,642,898 shares, which more than offsets the potential share dilution from the activity in those years relating to the 2005 Plan, the Prior Plans, and the 1987 Employee Stock Purchase Plan. Consequently, we may repurchase a total of 21,357,102 shares in the future under our stock repurchase program as currently approved by our board of directors.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve the amendment to the 2005 Plan. To provide incentives to eligible employees and to align their interests directly with those of our stockholders, our board of directors has unanimously approved the proposed amendment to the 2005 Plan and recommends that stockholders vote “FOR” such amendment.

Key Terms of the 2005 Plan

The following is a summary of the key provisions of the 2005 Plan.

Plan Term:	May 10, 2005 to May 10, 2015

Eligible Participants:

Employees of Altera and its subsidiaries, non-employee directors of Altera, and its consultants are eligible to receive awards under the 2005 Plan. As of the record date, there were approximately 2,432 employees and seven non-employee directors eligible to participate in the 2005 Plan.

Shares Authorized:

8,452,534 (as of the record date), which includes 3,000,000 shares authorized for issuance by stockholders upon approval of the plan, plus shares that were available for future grants under the Prior Plans as of May 10, 2005, subject to adjustment only to reflect stock splits and similar events. In addition, shares subject to awards granted under the Prior Plans that were outstanding on May 10, 2005 and that are subsequently cancelled, forfeited, settled in cash or that expire by their terms are returned to the pool of shares available for grant and issuance under the 2005 Plan.

Award Types:	(1) Non-qualified and incentive stock options
(2) Restricted stock awards
(3) Restricted stock units
(4) Stock appreciation rights
(5) Stock bonus awards

Determining the Number of Shares Available for Grant:

For purposes of determining the number of shares available for grant under the 2005 Plan against the maximum number of shares authorized, any full-value award (i.e., anything other than a stock option or a stock appreciation right) shall reduce the number of shares available for issuance by 2.25 shares.

Vesting:

Determined by the stock option committee (other than for grants to executive officers and directors, which will be determined by the compensation committee). Options and stock appreciation rights will generally vest over four years (25% cliff vesting after one year and monthly thereafter). Restricted stock and restricted stock units will vest over a minimum of three years, including any performance period.

Term of Awards:	Stock options and stock appreciation rights will have a term no longer than ten years.

Exercise Price:

The exercise price of stock options or stock appreciation rights granted under the 2005 Plan may not be less than 100% of the fair market value (the closing price of Altera stock on the day of grant) of our common stock on the date of grant. On December 30, 2005, the closing price of our stock was $18.53 per share.

Repricing Prohibited:	Repricing or reducing the exercise price of a stock option or stock appreciation right after the award is made is prohibited without stockholder approval.

Administration

The compensation committee administers the 2005 Plan with respect to awards to executive officers and non-employee directors, and the stock option committee administers the 2005 Plan with respect to all other awards. The applicable committee selects the individuals who receive awards, determines the number of shares covered by awards and, subject to the terms and limitations expressly set forth in the 2005 Plan, establishes the terms, conditions and other provisions of any awards granted under the 2005 Plan. The committee interprets the 2005 Plan and establishes, amends and rescinds any rules relating to the 2005 Plan. The stock option committee may delegate to a committee of one or more directors or to Altera officers the ability to grant awards and take certain other actions with respect to participants who are not executive officers or non-employee directors.

Non-Employee Director Awards

The 2005 Plan provides for automatic stock option grants to non-employee directors according to a non-discretionary formula. Non-employee directors are also eligible to receive other types of awards under the 2005 Plan (including restricted stock, restricted stock units, bonus stock, stock options and stock appreciation rights), but such awards are discretionary and are not automatic.

When a non-employee director joins the board, he or she will receive a 40,000-share option grant on that date, and each director receives a 10,000 share option grant at each subsequent annual stockholder meeting. If a non-employee director joins the board mid-year, then the annual grant for that year will be pro-rated. The exercise price for each option granted to a non-employee director is equal to the fair market value per share of Altera’s stock on the grant date.

Initial non-employee director grants vest over four years at the rate of 25% on the first anniversary of the grant date and 2.0833% monthly thereafter, which means that the option will fully vest four years from the date of grant. The annual 10,000 share grant vests monthly on a pro-rata basis over one year, as measured from the date of grant. The initial and annual option grants vest only while the non-employee director remains in service with Altera as a member of our board or as a consultant. The term of the grants is ten years. In the event of a corporate transaction, such as a merger or sale of substantially all of Altera’s assets, the vesting of 100% of all automatically granted options granted to non-employee directors accelerates and the grants become exercisable.

Terms Applicable to Stock Options and Stock Appreciation Rights

The exercise price of stock options or stock appreciation rights granted under the 2005 Plan may not be less than 100% of the fair market value (the closing price of Altera stock on the day of grant) of our common stock on the date of grant. The term of these awards may not be longer than ten years. Subject to the limitations of the 2005 Plan, the committee determines the terms and conditions applicable to stock option grants and grants of stock appreciation rights (including vesting and exercisability). The terms and conditions applicable to stock options and stock appreciation rights may include, among other things, continued employment with Altera, the passage of time, or such performance criteria and the level of achievement versus such criteria as the compensation committee deems appropriate.

Terms Applicable to Restricted Stock Awards, Restricted Stock Unit Awards and Stock Bonus Awards

Restricted stock and restricted stock units will vest over a minimum of three years, including any applicable performance period. Subject to the limitations of the 2005 Plan, the committee determines the terms and conditions applicable to the granting of restricted stock, restricted stock units and stock bonuses. The terms and conditions may include, among other things, continued employment with Altera, the passage of time, or such performance criteria and the level of achievement versus such criteria as the compensation committee deems appropriate.

Eligibility Under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code permits performance-based compensation meeting the requirements established by the U.S. Internal Revenue Service to be excluded from the limitation on deductibility of compensation in excess of $1 million paid to certain specified senior executives. In order to meet the requirements of Section 162(m), the 2005 Plan limits awards to individual participants as follows: No person may receive more than 2,000,000 shares issuable as awards in any fiscal year, other than new employees, who may receive up to a maximum of 2,000,000 additional shares issuable as awards granted in the fiscal year in which they first commence employment. The foregoing limits are greater than the number of options that Altera has granted to any individual in the past. We do not currently intend to significantly increase our equity awards to executive officers.

Awards may, but need not, include performance criteria that satisfy Section 162(m). To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be one of the following criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the compensation committee in the award:

• Net revenue and/or net revenue growth	• Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

• Operating income and/or operating income growth	• Net income and/or net income growth

• Earnings per share and/or earnings per share growth	• Total stockholder return and/or total stockholder return growth

• Return on equity	• Operating cash flow return on income

• Adjusted operating cash flow return on income	• Economic value added

• Individual business objectives

To the extent that an award under the 2005 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the compensation committee.

Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the committee on the basis of such further considerations as the committee in its sole discretion determines.

Transferability

The committee has the discretion to permit a recipient of an award to transfer his or her award to an authorized transferee (as defined in the 2005 Plan). Without such permission, an award may not be transferred, sold, pledged, assigned, hypothecated or disposed of in any manner other than by will or by the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Amendments

The board may terminate, amend or suspend the 2005 Plan, provided that no action may be taken by the board (except those described in “Adjustments”) without stockholder approval to:

(1) Increase the number of shares that may be issued under the 2005 Plan;

(2) Permit the repricing of outstanding stock options or stock appreciation rights under the 2005 Plan;

(3) Extend the term of the 2005 Plan;

(4) Expand the class of persons eligible to participate in the 2005 Plan; or

(5) Otherwise implement any amendment to the 2005 Plan required to be approved by stockholders under NASDAQ rules.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of Altera’s common stock, or any similar event affecting Altera’s common stock, the committee shall adjust the number and kind of shares available for grant under the 2005 Plan, and subject to the various limitations set forth in the 2005 Plan, the number and kind of shares subject to outstanding awards under the 2005 Plan, and the exercise or settlement price of outstanding stock options and of other awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the 2005 Plan) any or all outstanding awards may be assumed or replaced by a successor corporation, which assumption or replacement shall be binding on all award recipients. In the alternative, a successor corporation may substitute equivalent awards or provide substantially similar consideration to award recipients as was provided to Altera’s stockholders (after taking into account the existing provisions of outstanding awards). The successor corporation may also issue, in place of outstanding shares of Altera held by award recipients, substantially similar shares or other property subject to repurchase restrictions no less favorable to such award recipient. In the event such successor corporation, if any, refuses to assume or replace the awards outstanding under the 2005 Plan pursuant to a corporate transaction or if there is no successor corporation due to a dissolution or liquidation of the company, outstanding awards shall immediately vest as to 100% of the shares subject thereto at such time and on such conditions as Altera’s board of directors shall determine, and outstanding awards shall expire at the closing of the transaction or at the time of dissolution or liquidation.

Federal Income Tax Consequences

The following summary constitutes a brief overview of the principal U.S. Federal income tax consequences relating to awards that may be granted under the 2005 Plan based upon current tax laws. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences.

Non-Qualified Stock Options. Non-qualified stock options do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon exercise of the stock option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares at the time of exercise over the exercise price. We are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such exercise. The employee’s basis in the option stock will be increased by the amount of the compensation income recognized. Upon the sale of the shares issued upon exercise of a nonstatutory stock option, any further gain or loss recognized will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held for less than one year.

Incentive Stock Options. The Code provides optionees with favorable federal income tax treatment of stock options that qualify as incentive stock options. If a stock option is treated as an incentive stock option, the optionee will recognize no income upon grant of the stock option, and will recognize no income upon exercise of the stock option unless the alternative minimum tax rules apply. Altera would not be allowed a deduction for federal tax purposes in connection with the exercise of an incentive stock option.

Upon the sale of the shares issued upon exercise of an incentive stock option at least two years after the grant of the stock option and one year after exercise of the stock option, referred to as the “statutory holding periods,” any gain will be taxed to the optionee as long-term capital gain. If the statutory holding periods are not satisfied (i.e., the optionee makes a “disqualifying disposition”), the optionee will recognize compensation income equal to the excess, if any, of the lower of (1) the fair market value of the stock at the date of the stock option exercise, or (2) the sale price of the stock, over the option price. We are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition. The employee’s basis of the stock issued upon exercise of the option, referred to as the “option stock,” will be increased by the amount of the compensation income recognized. Any further gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss. Different rules may apply if shares are purchased by an optionee who is subject to Section 16(b) of the Exchange Act, and the optionee subsequently disposes of such shares prior to the expiration of the statutory holding periods.

Stock Appreciation Rights. A grant of a stock appreciation right (which can only be settled in Altera common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value of the shares received is generally taxable to the recipient as ordinary income, and Altera generally will be entitled to a corresponding tax deduction.

Restricted Stock. A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. Altera receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock.

Restricted Stock Units. In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. Altera generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

During fiscal 2005, we received a tax benefit resulting from tax deductions of approximately $7.6 million and $9.8 million with respect to options exercised by employees under the 1987 Stock Option Plan and the 1996 Stock Option Plan, respectively. During fiscal 2005, we also received a tax benefit resulting from research and development tax credits of approximately $1.3 million and $525,000 with respect to options exercised by employees under the 1987 Stock Option Plan and the 1996 Stock Option Plan, respectively. These amounts are in addition to approximately $8.4 million and $33.8 million we received as payment of the exercise price of such options under the 1987 Stock Option Plan and the 1996 Stock Option Plan, respectively.

Participation in the 1996 Stock Option Plan and the 2005 Plan

The grant of equity awards to executive officers, including NEOs, is subject to the discretion of the board of directors and the compensation committee. Between the inception of the 1996 Plan and January 1, 2006, Messrs. Daane, Berlan, Sarkisian, Plofsky, and Papa were granted options to purchase 3,300,000, 2,460,000, 1,905,000, 1,145,000, and 925,000 shares, respectively. Since the 1996 Plan’s inception, all current executive officers as a group, including NEOs, and all other employees as a group were granted as of January 1, 2006 options to purchase 11,854,750 and 94,849,610 shares, respectively. During this period, options to purchase an aggregate of 32,965,553 were cancelled. Since the 1996 Plan’s inception, none of our current directors, excluding current or former executive officers, have been granted options to purchase shares under the 1996 Plan. As of January 1, 2006, the weighted average exercise price of outstanding options under the 1996 Plan was $19.35.

The 2005 Plan was approved by our board of directors in March 2005 and our stockholders in May 2005. No grants under the 2005 Plan were made to our NEOs in fiscal year 2005. As of the date hereof, there has been no determination as to future awards under the 2005 Plan. Accordingly, future benefits or amounts received are not determinable.

PROPOSAL THREE—APPROVAL OF AMENDMENT TO

1987 EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, the stockholders are being requested to approve the proposed amendment to the 1987 Employee Stock Purchase Plan, referred to as the “1987 Purchase Plan,” to increase by 1,000,000 the number of shares reserved for issuance.

General

The 1987 Purchase Plan was adopted by our board of directors in August 1987 and approved by our stockholders in September 1987. The 1987 Purchase Plan as originally adopted had 200,000 shares of common stock reserved for issuance. Through the years, the board of directors has authorized, and stockholders have approved, amendments to the 1987 Purchase Plan to increase the shares reserved for issuance. Most recently, at the annual meeting in 2005, the stockholders approved an amendment increasing the number of shares reserved for issuance under the 1987 Purchase Plan by an aggregate of 1,000,000 shares to 19,700,000. In March 2006, the board of directors approved an amendment to the 1987 Purchase Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 1,000,000, thereby increasing the total number of shares issuable under the 1987 Purchase Plan from 19,700,000 to 20,700,000.

As of the record date, 16,893,172 shares had been issued pursuant to the exercise of options to purchase shares under the 1987 Purchase Plan, and 2,806,828 shares are available for future grant.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve the amendment to the 1987 Purchase Plan. Our board of directors has unanimously approved the proposed amendment and recommends that the stockholders vote “FOR” such amendment.

Essential Features of the 1987 Purchase Plan

General

The 1987 Purchase Plan, and the right of participants to make purchases under the 1987 Purchase Plan, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Sections 421 and 423 of the Code. The provisions of the 1987 Purchase Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code.

The 1987 Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

Purpose

The purpose of the 1987 Purchase Plan is to provide our employees, including the employees of any of our subsidiaries designated by the board, with an opportunity to purchase our common stock through accumulated payroll deductions.

Administration

The 1987 Purchase Plan may be administered by our board of directors or a committee of board members appointed by the board of directors. Once appointed, the members of the committee shall continue to serve until otherwise directed by the board of directors. The administration, interpretation, or application of the 1987 Purchase Plan by the board of directors or by the committee shall be final, conclusive, and binding upon all participants to the full extent provided by law. No charges for administrative or other costs may be made against the payroll deductions of a participant in the 1987 Purchase Plan. Members of the board of directors receive no additional compensation for administering the 1987 Purchase Plan. Currently, John P. Daane is the sole member of the committee that administers the 1987 Purchase Plan.

Eligibility

Any person, including an officer, who is customarily employed for at least twenty hours per week and more than five months in a calendar year by us or any of our designated subsidiaries, as of an offering date shall be eligible to participate in the 1987 Purchase Plan. An offering date is the first trading day of a given offering period. Notwithstanding the foregoing, no participant shall be granted an option to purchase shares under the 1987 Purchase Plan:

•	that would permit the participant’s rights to purchase stock under all of our employee stock purchase plans and those of our subsidiaries to accrue at a rate that exceeds $21,250 (which is 85% of $25,000 of the fair market value of such stock determined at the time such stock option is granted) for each calendar year in which such option is outstanding at any time; or

•	if, after the grant of an option, the participant would own common stock or options to purchase common stock equal to 5% or more of the total combined voting power or value of all classes of our capital stock or capital stock of any of our subsidiaries.

For purposes of the 1987 Purchase Plan, the employment relationship will be treated as continuing intact while a participant is on sick leave or other leave of absence approved by us. However, where the period of leave exceeds 90 days and the participant’s right to reemployment is not guaranteed either by statute or by contract, the participant will be deemed to have withdrawn from the 1987 Purchase Plan on the 91st day of such leave.

Furthermore, if, on a purchase date, the number of shares that would otherwise be subject to stock options under the 1987 Purchase Plan exceeds the number of shares available for sale as of the beginning of the applicable offering period, a pro rata allocation of the available shares shall be made in as uniform and as equitable a manner as is practicable.

As of the record date, approximately 2,432 employees were eligible to participate in the 1987 Purchase Plan.

Enrollment in the Plan

Eligible employees become participants in the 1987 Purchase Plan by completing a subscription agreement authorizing payroll deductions prior to the applicable offering date. A person who becomes employed after the commencement of an offering period may not participate in the 1987 Purchase Plan until the commencement of the next offering period.

Offering Periods; Purchase Periods

Typically, the 1987 Purchase Plan is implemented by consecutive, overlapping twelve-month offering periods, with a new offering period commencing on the first trading day on or after May 1 and November 1 of each year and terminating on the trading day on or before April 30 and October 31. Each twelve-month offering period generally includes two six-month purchase periods. In the future, the board of directors may alter the duration of the offering periods, including the commencement dates, with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

The purchase price at which shares are sold under the 1987 Purchase Plan is 85% of the lower of the fair market value of a share of our common stock on (1) the first trading day of the offering period, or (2) the last trading day of the purchase period. If the fair market value at the end of any purchase period is less than the fair market value at the beginning of the offering period, each participant will be automatically withdrawn from the current offering period following the purchase of shares on the purchase date and will be automatically re-enrolled in the immediately following offering period. The 1987 Purchase Plan provides that, because our common stock is currently traded on the Nasdaq Stock Market, the fair market value of a share of our common stock on a given date shall be the closing price on the Nasdaq Stock Market, on such date, as reported in The Wall Street Journal.

Payment of the Purchase Price; Payroll Deductions

The payroll deductions accumulated during the offering period are applied to the purchase of the shares. The deductions may not exceed 10% of a participant’s eligible compensation received on each pay day. The aggregate of such payroll deductions during the offering period cannot exceed 10% of his or her aggregate eligible compensation during such offering period up to a maximum of $21,250 (which is 85% of $25,000 of the fair market value of such stock determined at the time such stock option is granted) for each calendar year. Eligible compensation is defined as all regular straight time gross earnings, plus sales commissions and sales incentives earned during the entire offering period, but exclusive of payments for overtime, shift premium, other incentive payments, bonuses, or other compensation.

Payroll deductions shall commence on the first pay day following the first day of the offering period and shall continue at the same percentage rate until the end of the offering period unless sooner terminated. No interest shall accrue on the payroll deductions of a participant in the 1987 Purchase Plan. At any time during the offering period, a participant may discontinue or decrease his or her payroll deductions under the 1987 Purchase Plan without withdrawing amounts previously contributed. A participant may increase his or her rate of payroll deductions only for a subsequent offering period and may not increase his or her rate of payroll deductions during an outstanding offering period in which such participant is currently participating.

All payroll deductions received or held by us under the 1987 Purchase Plan may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions. Until the shares are issued, participants only have the rights of an unsecured creditor.

Purchase of Stock; Grant of Options

On the first day of each offering period, each eligible employee participating in the 1987 Purchase Plan shall be granted an option to purchase up to a maximum of 10,000 shares of our common stock during each purchase period. The exact number of shares is determined by dividing such employee’s accumulated payroll deductions at the end of the purchase period by the option purchase price determined as described above, subject to the limitations set forth in the 1987 Purchase Plan. For future offering periods, the board of directors may increase or decrease, in its absolute discretion, the maximum number of shares of our common stock that may be purchased during each purchase period of the offering period.

Exercise of Options

Unless the participant’s participation is discontinued, each participant’s option for the purchase of the maximum number of full shares will be exercised automatically at the end of the purchase period at the applicable price.

Withdrawal

A participant may withdraw all, but no less than all, the payroll deductions credited to his or her account under the 1987 Purchase Plan at any time prior to the last day of the offering period by giving written notice to us. All of the participant’s payroll deductions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal, his or her option for the current period will automatically terminate, and no further payroll deductions for the purchase of shares will be made during the offering period.

A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the 1987 Purchase Plan or in any similar plan that we may adopt.

Termination or Interruption of Employment

Upon termination or interruption of a participant’s employment for any reason, including retirement or death, prior to the last day of the offering period, the payroll deductions credited to the participant’s account will be returned to such participant, or, in the case of the participant’s death, to the person or persons entitled thereto as specified in the participant’s subscription agreement, and his or her option will be automatically terminated.

Adjustments upon Changes in Capitalization or Merger

In the event any change, such as a stock split or payment of a stock dividend, is made in our capitalization that results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment will be made in the shares subject to purchase and in the purchase price per share, subject to any required action by our stockholders. In the event of our proposed dissolution or liquidation, the offering periods then in progress will be shortened and a new exercise date will be set. The board of directors shall notify the participant at least ten days prior to the new exercise date that the exercise date has been changed and that the participant’s option will be exercised automatically, unless the participant has withdrawn from the offering period prior to the new exercise date. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, the participant’s outstanding option will be assumed or substituted for by the successor corporation, or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or provide a substitute for the participant’s outstanding options, we will take the same actions under the plan as previously described with respect to a proposed dissolution or liquidation.

Nonassignability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the 1987 Purchase Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will, the laws of descent and distribution, or as provided in the 1987 Purchase Plan. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that we may treat such act as an election to withdraw from the 1987 Purchase Plan.

Amendment and Termination of the Plan

The board of directors may at any time or from time to time amend or terminate the 1987 Purchase Plan, except that such termination shall not affect options previously granted nor, generally, may any amendment make any change in an option previously granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code, we shall obtain stockholder approval in such a manner and to such a degree as required.

Without stockholder approval and without regard to whether any participant rights may be adversely affected, the board of directors may (1) change the offering periods, (2) limit the frequency and/or number of changes in the amount withheld during an offering period, (3) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (4) permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections, (5) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and (6) establish such other limitations or procedures that the board of directors determines, in its sole discretion, are advisable and that are consistent with the 1987 Purchase Plan.

The 1987 Purchase Plan shall continue in effect until terminated as described above.

Tax Information

The 1987 Purchase Plan and the right of participants to make purchases under the 1987 Purchase Plan is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

If the shares are sold or disposed of, including by way of gift, at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were transferred to the employee, then the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option, referred to as the “option price,” or (b) 15% of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or disposed of, including by way of gift or by exchange in connection with the exercise of an incentive stock option, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the 1987 Purchase Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

Participation in the 1987 Purchase Plan

Eligible employees participate in the 1987 Purchase Plan voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the 1987 Purchase Plan. Accordingly, future purchases under the 1987 Purchase Plan are not determinable at this time.

PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, the stockholders are being requested to ratify the audit committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 29, 2006. We expect that a representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Vote Required and Board of Directors’ Recommendation

Although it is not required to do so, the board of directors is submitting the audit committee’s selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve this proposal. Whether the proposal is approved or defeated, the audit committee may reconsider its selection. The board of directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Directly Registered in the Name of the Stockholder

Stockholders with shares registered directly with Computershare may vote those shares telephonically by calling Computershare at (800) 652-VOTE (8683) (within the U.S. and Canada only, toll-free), or via the Internet at Computershare’s voting Web site (www. computershare.com/expressvote).

For Shares Registered in the Name of a Broker or a Bank

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Computershare for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

DELIVERY OF VOTING MATERIALS

To reduce the expenses of delivering duplicate voting materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of voting materials, meaning the proxy statement and our 2005 annual report, to stockholders who share the same address unless otherwise requested. Each stockholder will receive a separate proxy card or voting instruction form and will therefore retain a separate right to vote on all matters presented at the meeting.

If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials or request that we only send one set of voting materials to you if you are receiving multiple copies by calling us at: (408) 544-7000 or by writing us at: Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

ANNUAL REPORT

Our 2005 annual report, which includes our Annual Report on Form 10-K for the year ended December 30, 2005, has been mailed to stockholders along with this proxy statement. If you have not received or had access to our annual report, please call Investor Relations at (408) 544-7000, and a copy will be sent to you.

STOCKHOLDER PROPOSALS

In accordance with Rule 14a-8 under the Exchange Act and our bylaws, any stockholder who intends to submit a proposal at our 2007 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no earlier than October 8, 2006 and no later than December 7, 2006. Such proposal should be sent to our Secretary at 101 Innovation Drive, San Jose, California 95134. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business the stockholder desires to bring before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

If a stockholder wishes to present a proposal before the 2007 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, the stockholder must give written notice to us at the address noted above. The notice must be submitted by February 20, 2007 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder submits a proposal after February 21, 2007, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2007 annual meeting.

It is important that proxies be returned promptly. Therefore, stockholders, whether or not they expect to attend the meeting in person, are requested to complete, date, and sign the enclosed form of proxy and return it promptly in the envelope provided for that purpose. By returning your proxy promptly you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. Stockholders who attend the meeting may revoke a prior proxy and vote their proxy in person as set forth in this proxy statement.

For the Board of Directors

ALTERA CORPORATION

Katherine E. Schuelke

Secretary

Dated: April 6, 2006

002CS-10686

ALTERA®

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DESIGNATION (IF ANY)
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C 1234567890 JNT

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

123456 C0123456789 12345

A Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEMS 1, 2, 3, AND 4.

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 - John P. Daane	☐	☐	04 - Kevin McGarity	☐	☐	07 - Susan Wang	☐	☐
02 - Robert W. Reed	☐	☐	05 - Paul Newhagen	☐	☐			
03 - Robert J. Finocchio, Jr.	☐	☐	06 - William E. Terry	☐	☐			

B Issues

The Board of Directors recommends a vote FOR the following proposals.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the power of said attorneys-in-fact hereunder.

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/ /

0 0 8 3 7 2 1 1 U P X C O Y

001CD40001 00JDOB

Proxy - Altera Corporation

PROXY FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of ALTERA CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 6, 2006, and hereby appoints John P. Daane and Nathan M. Sarkisian and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of ALTERA CORPORATION, to be held on Tuesday, May 9, 2006 at 4:00 p.m., local time at 101 Innovation Drive, San Jose, California, and any adjournment(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

(Continued and to be voted on reverse side.)

Altera Corporation, The Programmable Solutions Company®, is a world leader in one of the fastest growing segments of the semiconductor industry: high-density programmable logic devices (PLDs). Altera® PLDs are standard integrated circuits that offer significant advantages over custom logic chips such as application-specific integrated circuits (ASICs). Today's high-density PLDs, used in concert with Altera's desktop software design tools and optimized intellectual property (IP) building blocks, help electronic system manufacturers shorten time-to-market and reduce development costs. Altera serves over 14,000 customers in four primary market segments: communications, industrial, consumer, and computer and storage. Altera common stock is traded on The Nasdaq Stock Market under the symbol ALTR. Altera's web site is located at http://www.altera.com.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

- Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the simple instructions provided by the recorded message.

To vote using the Internet

- Go to the following web site: **WWW.COMPUTERSHARE.COM/EXPRESSVOTE**
- Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 9, 2006.
THANK YOU FOR VOTING